Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 to Form S-8 No. 333-188811) pertaining to the Eagle US 2 LLC Employee Savings Plan for Salaried Employees and the Eagle US 2 LLC Employee Savings Plan for Certain Collective Bargaining Employees of Axiall Corporation of our reports dated February 28, 2014, with respect to the consolidated financial statements of Axiall Corporation and the effectiveness of internal control over financial reporting of Axiall Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 29, 2014